UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 17, 2001
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer I.D. No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000

Item 5. Other Events and Regulation FD Disclosure.
 The following consists of Caterpillar Inc.'s prepared statements from the results webcast held on July 17, 2001. The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or that the materials include material investor information that is not otherwise publicly available. In addition, the Registrant does not assume any obligation to update such information in the future.

Opening Remarks
 Good morning and welcome to Caterpillar's Second Quarter 2001 results conference call. I'm Jim Anderson, Director of Investor Relations. With me is Lynn McPheeters, Vice President and Chief Financial Officer. We will address your questions during the Q&A portion of today's call.

This morning I'll cover our second quarter results, discuss our engine business, review our outlook, go over the usual dealer retail numbers and wrap up with the Q & A. Certain information we will be discussing is forward looking and involves uncertainties that could impact expected results. A discussion of those uncertainties is contained in the Safe Harbor Statement immediately following this discussion.

Before I start with the comments on the quarter, I want to mention that we are planning to have a meeting for analysts and institutional investors at our primary engine packaging facility in Griffin, Georgia, which is near Atlanta. We'll focus on our engine business and feature the entire leadership team, as well as chairman and CEO Glen Barton. The dates are September 5th and 6th. You should have recently received information about this meeting. If you did not receive the information either call Angela Tolbert at (309) 675-4549 or send her an email. Her email address is catir@cat.com.

OK, let's start with the results for the quarter.

As you know, this morning we reported second-quarter sales and revenues of $5.49 billion and profit per share of 78 cents. These results were in line with our expectations for a weaker first half of 2001.

Sales and revenues were up $125 million from second quarter 2000, due to a 2% increase in sales volume for Machinery and Engines and a 16% increase in revenues of the Financial Products Division. Partly offsetting these favorable items was the unfavorable impact of the stronger dollar on sales denominated in currencies other than the dollar.

Profit was down 14% from a year ago. The major factors causing the quarterly profit decrease were the impact of lower production volume on manufacturing efficiencies, and higher SG&A expenses. These unfavorable items were partly offset by the higher sales volume and favorable other income because of lower foreign currency losses.

Price realization for the quarter was flat.

As a matter of interest, currency had a favorable impact on profit per share of 10 cents for the quarter compared to the second quarter of last year. This includes the net effect of currency on sales and costs and the currency translation and hedging losses reported in Other Income & Expense. The largest favorable impact was from lower hedging losses on the British pound.

The SG&A expense increase was related to special projects for future growth and to improve our long-term cost structure, including 6 Sigma startup. 6 Sigma expenses, as well as salary increases for salaried and management employees effective in April and increases from acquisitions, accounted for about half of the SG&A increase.

6 Sigma activity during the first half of 2001 included training for more than 1,000 of our top managers, 500 black belts and 2,000 green belts. We'll have another 200 black belts trained by year-end. Additionally, we'll have about 35,000 employees oriented as yellow belts and more than 5,000 green belts involved in projects by year-end. We currently have more than 600 projects underway. And 6 Sigma will be accretive to results this year, with the benefits beginning in the second half.

Now, I'll provide some comments on North American rental fleets, used equipment and units on allocation.

North American dedicated rental fleet utilization on a twelve--month rolling basis is continuing to run at a strong rate -- about 63% -- which is slightly higher than a year ago.

Rental rates for the rolling twelve months through June have decreased slightly as competitive rental firms have attempted to gain additional business by reducing rates.

Overall, units in dedicated dealer rental fleets are up about 8% from a year ago. Dedicated dealer rental fleets consist of Rent-to-Rent units and Cat Rental Stores.

  Rent-to-Rent units, which currently make up about 61% of the units in dealer rental fleets are down about 1% from a year ago and generally include the medium- and large-sized units that are rented for longer time periods.

  The Cat Rental Stores, which generally rent smaller machines, currently have about 39% of the rental units in dealer fleets. These fleets continue to grow rapidly and are up about 25% from a year ago.

  North American dealers added 15 Rental Stores in the second quarter, for a total of 320 stores. About 30 more are expected in 2001.

  In the Europe/Africa/Middle East region, dealers had 673 rental outlets, 143 of which were converted to the Cat Rental Store identity at quarter-end. In Latin America, we had 72 stores and 8 in Asia/Pacific. On a worldwide basis, Cat dealers had nearly eleven hundred rental outlets at the end of the quarter. In addition, Cat dealers have nearly 1,850 branches around the world.

  At year-end 2001, we are expecting about 350 stores with the Cat Rental Store identity in North America and about 260 stores in the rest of the world. Additionally, there will be about 530 other rental outlets in the EAME region.

  North American used equipment prices remained strong, but trended down slightly in the second quarter for most machines.

  There were no machines on allocation at the end of the second quarter.

  Before I get into the outlook, I want to give you a brief update on our engine business, which I've been doing for the past 4 quarters because of its significance to our results and future growth.

  Our truck engine sales for the first half of 2001 were down nearly 50%. The heavy-duty truck build rate was about 60% of what it was at the beginning of last year. The build rate is expected to remain weak during the second half at an annual run rate of about 125-130,000 units.

  We've had six consecutive years of growth in our electric power business at a rate in excess of 20%, and we continue to expect that same level of growth in 2001 despite significant weakness in the technology sector. These expectations are driven by a growing global demand for quality power, growth in worldwide rental power, increasing demand for electricity directly correlated to GDP growth and existing shortages, and a fundamental shift to smaller power plants located closer to load centers.

  During the first 6 months of 2001 we've installed more than 300 generator sets in utility and industrial sites on the West Coast of the U.S., representing over 400 megawatts of power. We also shipped over 600 units to dealer rental fleets. Our rental network has over 8,000 units and a generating capacity of over 5,000 megawatts and currently has a utilization rate exceeding 80%. In Brazil, energy shortages are severe because of the drought situation there. Currently, more than 500 Caterpillar generator sets are operating in Brazil and we have an order backlog in excess of 500 units. We will open an engine packaging facility in our Piracicaba, Brazil manufacturing facility during the fourth quarter of this year to help meet the ongoing demand for power in Latin America, which is expected to continue for the foreseeable future due to economic growth in the region.

  Industry demand in the oil & gas sector began increasing significantly last year for drilling, gas compression, pumping and well servicing and is continuing at record levels this year. We have a leadership position in all of these businesses because our reciprocating and turbine engines represent the best and broadest product line specifically designed for the oil and gas market, along with an unparalleled worldwide sales and product support capability. Worldwide demand for oil continues to grow at about 2.5% a year, while natural gas demand is rising about 3.2% annually. Current demand is being driven by the evaporation of excess energy supplies over the past two decades because of a lack of infrastructure development and capital spending. We expect worldwide oil and gas demand to continue at a high level for the foreseeable future.

  Now, for the Outlook…. The overall company outlook is unchanged from that issued in January of this year even though world economic growth and the growth in industrial production are expected to moderate somewhat more than forecast in our January outlook. In this environment, company sales and revenues are forecast to be about flat with 2000.

  Profit is expected to be down about 5-10% from 2000. Full details of the outlook for 2001 are contained in the company's press release issued today. I will not provide quarterly guidance for the balance of the year except to say that historically the fourth quarter has generally been better than the third and we see no reason for that historical pattern to change this year.

  Now I'll review dealer retail machine numbers and reciprocating and turbine engine sales to users and OEM's. Please remember that all comparisons are based on constant dollars.

  Retail Sales of Machines for the 3 months ended June 2001 compared with the same 3 months of 2000 were as follows:

Asia Pacific	EAME	Latin America	Subtotal	North America	World
UP 2-7%	UP 2-7%	FLAT	UP 2-7%	DN Less Than 2%	UP Less Than 2%

  For the April through June, three-month rolling period, total Reciprocating and Turbine Engine Sales to Users and OEM's were as follows:

Electric Power	Industrial Engines	Marine Engines	Truck Engines	Oil & Gas	Total
UP 2-7%	DN 8-15%	UP 16-24%	DN More Than 25%	UP More Than 25%	DN 2-7%

  Now, let's turn to Dealer Machine Inventories. First, sequentially, comparing June with May 2001.

Asia Pacific	EAME	Latin America	Subtotal	North America	World
DN 8-15%	DN 2-7%	UP 2-7%	DN 2-7%	DN 2-7%	DN 2-7%

  Next, year over year, comparing June 2001 with June 2000.

Asia Pacific	EAME	Latin America	Subtotal	North America	World
DN 2-7%	UP Less Than 2%	DN 2-7%	DN Less Than 2%	DN 2-7%	DN 2-7%

  Dealer inventories of new machines are expected to be down for the year on a worldwide basis in the range of $300 million. North American dealer new machine inventories decreased about $20 million during the quarter. Last year's second quarter decrease was about $100 million. Outside North America, dealer new machine inventories decreased about $30 million in the second quarter compared with an increase of about $10 million in second quarter 2000. At the end of the second quarter dealer inventories of new machines were up about $250 million from year-end, almost all in North America. This increase is a normal seasonal pattern as dealers anticipate the selling season.

  Asia Pacific dealer new machine inventories are at 2.2 months of sales, which is down from 3.7 months a year ago.

  Europe/Africa/Middle East dealers are at 2.8 months of sales, down from 3.5 months a year ago.

  Dealer new machine inventories in Latin America are at 3.0 months of sales, down from 3.8 months.

  Dealer new machine inventories for the subtotal of these three regions outside North America are at 2.7 months of sales, which is down from 3.6 months a year ago.

  North American dealer machine inventories are at 2.8 months of sales, down from 3.4 months.

  Overall, on a worldwide basis, dealer machine inventories are at 2.8 months of sales, down from 3.5 months a year ago.

  The retail statistics for June are also available on voice mail through August 15. These retail statistics are updated each month about mid-month and can be accessed by calling (309) 675-8000.

  Before I move to the Q&A, I'd just like to summarize our performance for the first half of 2001. There are some strong sectors for our business right now, such as heavy construction and coal mining on the machine side and electric power and oil & gas on the engine side. The strength in these businesses is expected to continue as we move through the second half of 2001 and into 2002. We also have some weak businesses as well, including most of the commodity sectors and general construction on the machine side and truck engines on the engine side. Additionally, there are economic uncertainties in most regions of the world. The diversification that Caterpillar has achieved is allowing us to maintain solid profitability in the midst of very severe downturns in many of our markets. These market fluctuations also require close management of our manufacturing facilities, some of which dropped to very low levels of production, while others ramped up very quickly to record highs, both of which lead to inefficiencies. When the worldwide economic picture improves, our diversification, flexibility and continued investment for future growth positions us well to generate very attractive returns for our shareholders.

  Q&A
   OK, now it's time to move to the Q&A portion of the call. In the interest of time and fairness to others, as always, please limit yourself to one question and one follow up. First question please...

  Closing
   It's been a pleasure sharing Caterpillar's results with all of you this morning. If you didn't get your questions asked today, please call me. Thanks for your interest in Caterpillar. Goodbye.

  SAFE HARBOR STATEMENT UNDER THE SECURITIES LITIGATION
  REFORM ACT OF 1995

  Certain statements contained in our Second Quarter 2001 Financial Release and related prepared statements from the results webcast are forward looking and involve uncertainties that could significantly impact results. The words "believes," "expects," "estimates," "anticipates," "will be" and similar words or expressions identify forward-looking statements made on behalf of Caterpillar. Uncertainties include factors that affect international businesses, as well as matters specific to the Company and the markets it serves.

  World Economic Factors
  Our current outlook calls for a significant slowdown in growth in the U.S. economy in the first half of 2001, but growth is expected to pick up momentum in the third quarter of the year through 2002. Should recent interest rate and tax reductions fail to stimulate the U.S. economy as expected, leading to a more protracted slowdown in 2001, or a recession, then sales of machines and engines would decline more sharply than expected this year and could be negatively impacted in 2002 as well. The outlook also projects that economic growth is expected to continue at more moderate rates in Asia Pacific, Europe, Africa & Middle East and Latin America. If, for any reason, these projected growth rates were lower than expected, sales would likely be lower than anticipated in the affected region. Recent economic weakness in Japan is leading to lower than expected growth in the Asia Pacific region, particularly Southeast Asia. In general, renewed currency speculation, significant declines in the stock markets, further oil or energy price increases, political disruptions or higher interest rates could result in weaker than anticipated economic growth and worldwide sales of both machines and engines could be lower than expected as a result. Economic recovery could also be delayed or weakened by growing budget or current account deficits or inappropriate government policies.

  In particular, our outlook assumes that the Japanese government remains committed to stimulating their economic recovery with appropriate monetary and fiscal policies. In recent months, however, the Japanese economy is showing sudden signs of severe weakness, and this is having a negative impact on the outlook for the Asia Pacific region. The outlook also assumes that the Brazilian government follows through with promised fiscal and structural reforms; and that the newly appointed finance minister in Argentina successfully restores investor confidence in government policies in the second half of 2001. A reversal or setback by any of these governments could result in greater economic and financial uncertainty and a weaker economy. Specifically, in the first half of July the Argentinean currency came under severe speculative attack. If this speculative attack continues for several more weeks, leading to an Argentinean debt default, and/or full scale currency devaluation, then the sales and revenue outlook for the Southern Hemisphere would be adversely impacted compared to our current outlook.

  Our outlook also assumes that currency and stock markets remain relatively stable, and that world oil prices move down, on average, from relatively elevated levels in the fourth quarter of 2000. If currency markets experienced a significant increase in volatility, and/or stock markets were to decline significantly, uncertainty would increase, both of which would probably result in slower economic growth and lower sales. In addition, an eruption of political violence in the Middle East could lead to oil supply disruptions and resumed upward pressure on oil prices. In this case inflation pressures would move up again and interest rates would be higher than currently projected, leading to slower world economic growth and lower Company sales.

  The Russian economy has improved, but political and economic uncertainty remains high and an unexpected deterioration could impact worldwide stock or currency markets, which in turn could weaken Company sales.

  Commodity Prices
   The outlook for our sales also depends on commodity prices. Our outlook for moderate worldwide economic growth in 2001 suggested that industrial metals prices would be about flat on average in 2001. Recent declines in industrial production in Europe and Japan have exacerbated the depth and duration of the expected slowdown, and industrial metal prices experienced additional downward pressure in the second quarter. As a result, machine sales to the industrial metals area could come under downward pressure in the second half of 2001. Oil prices are expected to decline from an average of about $30 to $32 a barrel in 2000 to an average of $25 to $30 a barrel in 2001. Agricultural prices are likely to be flat. Based on this forecast, equipment sales into sectors that are sensitive to crude oil prices are expected to be up in 2001. Industry sales to the agriculture equipment markets are expected to be about flat in 2001.

  Further weakness in world economic growth could lead to sharp declines in commodity prices and lower than expected sales to industrial metals and agriculture sectors.

  Monetary and Fiscal Policies
   For most companies operating in a global economy, monetary and fiscal policies implemented in the U.S. and abroad could have a significant impact on economic growth, and, accordingly, demand for a product. In the United States, the Federal Reserve moved aggressively to reduce interest rates in the first half of 2001. This action, together with federal tax cuts is expected to stimulate U.S. growth in the third and fourth quarters of 2001. On the other hand, the European Central Bank has not lowered interest rates significantly in response to slower economic growth and a weak agriculture sector in 2001, and machine and engine demand in Europe is likely to be lower than expected in the second half of 2001.

  In general, higher than expected interest rates, reductions in government spending, higher taxes, significant currency devaluations, and uncertainty over key policies are some factors likely to lead to slower economic growth and lower industry demand. The current outlook is for lower U.S. growth in 2001, but not a recession. If, for whatever reason, the U.S. were to enter a recession, then demand for Company products could fall in the U.S. and Canada and would also be lower throughout the rest of the world.

  Political Factors
   Political factors in the U.S. and abroad have a major impact on global companies. The U.S. Congress recently enacted a tax cut to be effective in the third and fourth quarters of 2001 and in 2002. However, renewed political uncertainty in Japan is contributing to a decline in business confidence and capital investment in Japan. The Company is one of the largest U.S. exporters as a percentage of sales. International trade and fiscal policies implemented in the U.S. this year could impact the Company's ability to expand its business abroad. U.S. foreign relations with certain countries and any related restrictions imposed could also have a significant impact on foreign sales. There are a number of significant expected political developments in Latin America, Asia, and Europe, Africa and the Middle East which are expected to take place in the second half of 2001 that could affect U.S. trade policies and/or de-stabilize local market conditions leading to lower Company sales.

  Currency Fluctuations
   Currency fluctuations are also an unknown for global companies. The Company has facilities in major sales areas throughout the world and significant costs and revenues in most major currencies. This diversification greatly reduces the overall impact of currency movements on results. However, if the U.S. dollar strengthens against foreign currencies, the conversion of net non-U.S. dollar proceeds to U.S. dollars would somewhat adversely impact the Company's results. Further, since the Company's largest manufacturing presence is in the U.S., a sustained overvalued dollar could have an unfavorable impact on our global competitiveness.

  Dealer Practices
   A majority of the Company's sales are made through its independent dealer distribution network. Dealer practices, such as changes in inventory levels for both new and rental equipment, are not within the Company's control (primarily because these practices depend upon the dealer's assessment of anticipated sales and the appropriate level of inventory) and may have a significant positive or negative impact on our results. In particular, the outlook assumes that inventory to sales ratios will be somewhat lower at the end of 2001 than at the end of 2000. If dealers reduce inventory levels more than anticipated, Company sales will be adversely impacted.

  Other Factors
   The rate of infrastructure spending, housing starts, commercial construction and mining play a significant role in the Company's results. Our products are an integral component of these activities and as these activities increase or decrease in the U.S. or abroad, demand for our products may be significantly impacted. In 1999, the six-year Federal highway bill did not boost U.S. sales as much as anticipated due to delays in getting major capital projects for highways underway. In 2000, there was a material increase in the volume of highway construction contracts, which had a positive impact on sales of certain types of equipment, and the company expects a similar positive impact of higher highway construction activity on machine sales in 2001. If funding for highway construction in 2001 is delayed, or is concentrated on bridge repair, sales could be negatively impacted.

  Projected cost savings or synergies from alliances with new partners could also be negatively impacted by a variety of factors. These factors could include, among other things, higher than expected wages, energy and/or materials costs, and/or higher than expected financing costs due to unforeseen changes in central bank interest rate policies. Cost savings could also be negatively impacted by unforeseen changes in tax, trade, environmental, labor, safety, payroll or pension policies in any of the jurisdictions where the alliances conduct their operations.

  Results may be impacted positively or negatively by changes in the sales mix. Our outlook assumes a certain geographic mix of sales as well as a product mix of sales.

  The Company operates in a highly competitive environment and our outlook depends on a forecast of the Company's share of industry sales. A reduction in that share could result from pricing or product strategies pursued by competitors, unanticipated product or manufacturing difficulties, a failure to price the product competitively, or an unexpected buildup in competitors' new machine or dealer owned rental fleets, leading to severe downward pressure on machine rental rates and/or used equipment prices.

  The environment also remains very competitive from a pricing standpoint. Additional price discounting would result in lower than anticipated price realization.

  This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact our outlook. Obvious factors such as general economic conditions throughout the world do not warrant further discussion but are noted to further emphasize the myriad of contingencies that may cause the Company's actual results to differ from those currently anticipated.

  SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

  CATERPILLAR INC.

  By: /s/ R. Rennie Atterbury III

  R. Rennie Atterbury III
  Vice President

  Date: July 17, 2001